Exhibit 99.1

Diodes Incorporated Reports Fourth Quarter and Fiscal 2019 Financial Results

Achieves Record Full Year Revenue and Gross Margin, Driving Record EBITDA,

Net Income and EPS

Plano, Texas – February 11, 2020 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2019.

Year 2019 Highlights

•	Revenue grew to a record $1.25 billion, an increase of 2.9 percent over the $1.21 billion in 2018;
•	GAAP gross profit was a record $465.8 million, a 7.0 percent increase from $435.3 million last year;
•	GAAP gross margin improved 140 basis points to a record 37.3 percent from 35.9 percent in 2018;
•

GAAP operating income increased 29.9 percent to a record $200.6 million, or 16.1 percent of revenue and 15.8 percent on a non-GAAP basis, which compared to 12.7 percent and 14.5 percent, respectively, in 2018;

•	GAAP net income was a record $153.3 million, or $2.96 per diluted share, compared to $104.0 million, or $2.04 per diluted share, last year;
•	Non-GAAP adjusted net income increased 24.6 percent to a record $151.1 million, or $2.91 per diluted share, compared to $121.3 million, or $2.38 per diluted share, in 2018;
•	Excluding $16.2 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.31 per diluted share;
•	EBITDA improved 20.1 percent to a record $313.6 million, or 25.1 percent of revenue, compared to $261.1 million, or 21.5 percent of revenue last year; and
•

Achieved a record $229.8 million cash flow from operations and a record $131.3 million of free cash flow, including $98.5 million of capital expenditures, or 7.9 percent of revenue. Net cash flow was a positive $17.7 million, which includes the pay down of $117.3 million of long-term debt.

Fourth Quarter Highlights

•	Revenue was $301.2 million as compared to $314.4 million in the fourth quarter 2018;
•	GAAP gross profit was $109.4 million as compared to $114.2 million in the fourth quarter 2018;
•	GAAP gross profit margin was 36.3 percent in both the fourth quarter 2018 and the fourth quarter 2019;
•	GAAP net income was $47.2 million, or $0.90 per diluted share as compared to $29.5 million, or $0.58 per diluted share, in the fourth quarter 2018;

•	Non-GAAP adjusted net income was $33.8 million, or $0.65 per diluted share as compared to $33.2 million, or $0.65 per diluted share, in the fourth quarter 2018;
•	Excluding $4.1 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.08 per diluted share;
•	EBITDA was $88.3 million, or 29.3 percent of revenue, compared to $70.5 million, or 22.4 percent of revenue, in the fourth quarter 2018; and
•

Achieved cash flow from operations of $52.1 million and $29.7 million free cash flow, including $22.4 million of capital expenditures. Net cash flow was a positive $39.8 million, which includes the pay-down of $22.6 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“2019 was another record year for Diodes across all financial metrics, generating solid revenue growth as well as increasing profitability and cash flow. Additionally, our record performance in the automotive and industrial markets combined with record sales from our Pericom IC products continue to be key contributors to our growth and margin expansion. As a result of our strong cash flow generation, we have also been able to strengthen our balance sheet and significantly reduce long-term debt to below $100 million.

“Our full year revenue growth of 2.9% once again outperformed our served market, which was down 6.6% in 2019. This consistent, above-market performance is a direct result of our targeted sales strategy to serve as a total solutions provider, leveraging our expanded product portfolio and broadened customer relationships. Our approach has also resulted in increased market share and content gains across key end equipment, while also addressing new application areas.

“Looking forward to the coming year, we expect to maintain our strong performance and continued achievement of record results, as we take further steps toward our long-term financial goals of 40% gross margin and 20% operating margin. With the automotive and industrial markets approaching our target of 40% of total revenue, we are well positioned to further drive growth and margin expansion. Our focus remains on increasing content across the growing end markets of automotive, industrial, high-end servers and storage, 5G as well as IoT.”

Fourth Quarter 2019

Revenue for fourth quarter 2019 was $301.2 million, compared to $314.4 million in the fourth quarter 2018  and $323.7 million in the third quarter 2019.

GAAP gross profit for the fourth quarter 2019 was $109.4 million, or 36.3 percent of revenue, compared to the fourth quarter 2018 of $114.2 million, or 36.3 percent of revenue, and the third quarter 2019 of $122.0 million, or 37.7 percent of revenue.

GAAP operating expenses for fourth quarter 2019 were $48.1 million, or 16.0 percent of revenue, and on a non-GAAP basis were $65.2 million, or 22.0 percent of revenue, which excludes a pre-tax $24.3 million gain on land sales, $4.5 million of amortization of acquisition-related intangible asset expenses, $1.6 million loss on asset impairments and $1.2 million acquisition related costs. GAAP operating expenses in the fourth quarter 2018 were $70.3 million, or 22.4 percent of revenue, and in the third quarter 2019 were $73.3 million, or 22.7 percent of revenue.

Fourth quarter 2019 GAAP net income was $47.2 million, or $0.90 per diluted share, compared to GAAP net income of $29.5 million, or $0.58 per diluted share, in fourth quarter 2018 and GAAP net income of $38.1 million, or $0.73 per diluted share, in third quarter 2019.

Fourth quarter 2019 non-GAAP adjusted net income was $33.8 million, or $0.65 per diluted share, which excluded, net of tax, $19.2 million gain on land sales, $3.7 million of non-cash acquisition-related intangible asset amortization costs and $1.3 million of asset impairment charges. This compares to non-GAAP adjusted net income of $33.2 million, or $0.65 per diluted share, in the fourth quarter 2018 and $41.9 million, or $0.81 per diluted share, in the third quarter 2019.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
December 31, 2019
GAAP net income	$47,190

GAAP diluted earnings per share	$0.90

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,689

Acquisition related costs	938

Land sale inspection extension fee	(99)

Gain on land sale	(19,201)

Loss on impairment	1,283

Non-GAAP net income	$33,800

Non-GAAP diluted earnings per share	$0.65

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in fourth quarter 2019 GAAP net income and non-GAAP adjusted net income was approximately $4.1 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.08 per diluted share for fourth quarter 2019, $0.07 for fourth quarter 2018 and $0.09 for third quarter 2019.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the fourth quarter 2019 was $88.3 million, or 29.3 percent of revenue, compared to $70.5 million, or 22.4 percent of revenue, in the fourth quarter 2018  and $78.3 million, or 24.2 percent of revenue, in the third quarter 2019. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For fourth quarter 2019, net cash provided by operating activities was $52.1 million. Net cash flow was a positive $39.8 million, including $22.6 million pay-down of long-term debt. Free cash flow (a non-GAAP measure) was $29.7 million, which includes $22.4 million of capital expenditures.

Balance Sheet

As of December 31, 2019, the Company had approximately $263 million in cash, cash equivalents and short-term investments. Long-term debt (including the current portion) totaled approximately $97.5 million and working capital was approximately $525 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the Company's 2019 annual audit by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-K for the year ending December 31, 2019.

Business Outlook

Dr. Lu concluded, “For the first quarter of 2020, we expect revenue to be approximately $290 million, plus or minus 3 percent. At the mid-point, this represents a reduction of approximately 3.7 percent sequentially, which is better than typical seasonality. We expect GAAP gross margin to be 35.0 percent, plus or minus 1 percent.  These guidance ranges reflect the delayed start to manufacturing production following the extended Chinese New Year holiday due to the coronavirus outbreak in China. All production, including wafer fabs and assembly test facilities in China, resumed on February 10th, but we anticipate it will take longer to return to full production. At this time, it is difficult for us to fully determine the potential impact to the supply chain or customer demand disruption resulting from the prevailing crisis. As a reminder, Diodes does not have a manufacturing facility in the affected areas of Wuhan and Hubei province, as our primary facilities are located in Shanghai and Chengdu. Similar to many other companies, we will continue to closely monitor the situation.

“Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.5 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $2.0 million.  Our income tax rate is expected to be 20 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 52.9 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.7 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, February 11, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and full year 2019 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 6836058. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until February 18, 2020 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 6836058. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality, application-specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. We serve the consumer electronics, computing, communications, industrial, and automotive markets. Our products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes also has timing, connectivity, switching, and signal integrity solutions for high-speed signals. Our corporate headquarters and Americas’ sales offices are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taoyuan City, and Zhubei City, Taiwan; Oldham, England; and Neuhaus, Germany. Our wafer fabrication facilities are located in Oldham; Shanghai, China; and Greenock, Scotland. We have assembly and test facilities located in Shanghai, Jinan, and Chengdu, China; as well as in Hong Kong; Neuhaus; and Taipei. Additional engineering, research and development, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Oldham; Shanghai; Shenzhen and Yangzhou, China; Seongnam-si, South Korea; Munich, Germany; and Tokyo, Japan, with support offices throughout the world.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2020 and beyond; that for the first quarter of 2020, we expect revenue to be approximately $290 million plus or minus 3.7 percent; represents a reduction of approximately 3 percent sequentially, which is better than typical seasonality; we expect GAAP gross margin to be 35.0 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.5 percent of revenue, plus or minus 1 percent; we expect net interest expense to be approximately $2.0 million; we expect our income tax rate to be 20 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 52.9 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to consummate our previously announced acquisition of Lite-On Semiconductor Corporation (“LSC”) on the terms and in the time frame currently contemplated (including the risk that regulatory reviews may delay the acquisition or require significant revisions to the terms and conditions associated with the acquisition); the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2019		December 31, 2019
	2019	2018	2019	2018
Net sales	$301,157	$314,446	$1,249,130	$1,213,989
Cost of goods sold	191,795	200,247	783,323	778,713
Gross profit	109,362	114,199	465,807	435,276

Operating expenses
Selling, general and administrative	44,199	44,419	181,343	176,197
Research and development	21,951	21,487	88,517	86,286
Amortization of acquisition-related intangible assets	4,502	4,488	18,041	18,351
Gain on disposal of fixed assets	(24,271)	(55)	(24,429)	(636)
Other operating expense	1,727	-	1,727	596
Total operating expense	48,108	70,339	265,199	280,794

Income from operations	61,254	43,860	200,608	154,482

Other income (expense)
Interest income	409	547	2,189	1,978
Interest expense	(1,730)	(2,282)	(7,893)	(9,901)
Foreign currency loss, net	(2,355)	(317)	(3,737)	(3,701)
Other income	2,022	1,031	7,079	7,104
Total other income (expense)	(1,654)	(1,021)	(2,362)	(4,520)

Income before income taxes and noncontrolling interest	59,600	42,839	198,246	149,962
Income tax provision	12,046	12,830	44,131	44,556
Net income	47,554	30,009	154,115	105,406
Less net (income) loss attributable to noncontrolling interest	(364)	(490)	(865)	(1,385)
Net income attributable to common stockholders	$47,190	$29,519	$153,250	$104,021

Earnings per share attributable to common stockholders:
Basic	$0.92	$0.59	$3.02	$2.09
Diluted	$0.90	$0.58	$2.96	$2.04
Number of shares used in earnings per share computation:
Basic	51,086	50,221	50,787	49,841
Diluted	52,144	50,929	51,860	50,935

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$47,190

Diluted earnings per share (Per-GAAP)			$0.90

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,502	(813)	3,689

Acquisition related costs	1,192	(254)	938

Land sale inspection extension fee	(125)	26	(99)

Gain on land sale	(24,305)	5,104	(19,201)

Loss on impairment	1,624	(341)	1,283

Non-GAAP			$33,800

Diluted shares used in computing earnings per share			52,144

Non-GAAP diluted earnings per share			$0.65

Note:  Included in GAAP and non-GAAP net income was approximately $4.1 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.08 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2018:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$29,519

Earnings per share (Per-GAAP)
Diluted				$0.58

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,619

Amortization of acquisition-related intangible assets		3,193	(574)

Others				1,059

Amortization of acquisition-related intangible assets		1,295	(236)

Non-GAAP				$33,197

Diluted shares used in computing earnings per share				50,929

Non-GAAP earnings per share
Diluted				$0.65

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $3.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$153,250

Diluted earnings per share (Per-GAAP)			$2.96

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	18,040	(3,261)	14,779

Acquisition related costs	1,663	(349)	1,314

Land sale inspection extension fee	(425)	89	(336)

Gain on land sale	(24,305)	5,104	(19,201)

Loss on impairment	1,624	(341)	1,283

Non-GAAP			$151,089

Diluted shares used in computing earnings per share			51,860

Non-GAAP diluted earnings per share			$2.91

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $16.2 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.31 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2018:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$104,021

Earnings per share (Per-GAAP)
Diluted				$2.04

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				10,430

Amortization of acquisition-related intangible assets		12,719	(2,289)

KFAB				194

Restructuring		206	(12)

Others				6,616

Amortization of acquisition-related intangible assets		5,632	(1,030)

Officer retirement		2,550	(536)

Non-GAAP				$121,261

Diluted shares used in computing earnings per share				50,935

Non-GAAP earnings per share
Diluted				$2.38

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $15.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.29 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”).  The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Officer retirement – In 2018, the Company excluded costs related to the retirement of two executives.  These costs represent cash payments and the accelerated vesting of previously issued stock awards.  The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Acquisition related costs – The Company excluded expenses associated with the acquisition of Lite-On Semiconductor, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Land sale inspection extension fee – The Company excluded receipt of inspection extension fees related to the sale of the land located in Plano, TX.  This fee is paid by the land purchaser for the right to extend the sale close date, and the fee is not applied to the purchase price.  The Company feels it is appropriate to exclude these fees since they don’t represent ongoing operating income and their exclusion will present investors with a more accurate indication of our continuing operations.

Loss on impairment – The Company excluded impairment loss related to the intangible assets previously acquired from TFSS.  The Company feels it is appropriate to exclude this impairment loss since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Gain on land sale – The Company excluded the gain related to the sale of the land located in Plano, TX during December 2019.  The Company feels it is appropriate to exclude this gain since they don’t represent ongoing operating income and their exclusion will present investors with a more accurate indication of our continuing operations.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the fourth quarter of 2019 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the fourth quarter of 2019, FCF was $29.7 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Twelve Months Ended
	December 31, 2019		December 31, 2019
	2019	2018	2019	2018
Net income (per-GAAP)	$47,190	$29,519	$153,250	$104,021
Plus:
Interest expense, net	1,321	1,735	5,704	7,923
Income tax provision	12,046	12,830	44,131	44,556
Depreciation and amortization	27,757	26,424	110,562	104,642
EBITDA (non-GAAP)	$88,314	$70,508	$313,647	$261,142

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$258,390	$241,053
Short-term investments	4,825	7,499
Accounts receivable, net of allowances of $4,866 and $4,102 at December 31, 2019 and 2018, respectively	260,322	228,405
Inventories	236,472	215,435
Prepaid expenses and other	49,950	42,446
Total current assets	809,959	734,838
Property, plant and equipment, net	469,574	446,835
Deferred income tax	17,516	31,652
Goodwill	141,318	132,437
Intangible assets, net	119,523	137,935
Other long-term assets	81,494	42,674
Total assets	$1,639,384	$1,526,371

Liabilities
Current liabilities:
Line of credit	$13,342	$10,254
Accounts payable	122,148	117,808
Accrued liabilities	100,571	82,605
Income tax payable	16,156	15,744
Current portion of long-term debt	33,105	27,613
Total current liabilities	285,322	254,024
Long-term debt, net of current portion	64,401	186,143
Deferred tax liabilities	16,333	17,993
Other long-term liabilities	120,545	90,779
Total liabilities	486,601	548,939

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 51,206,969 and 50,221,035, issued and outstanding at December 31, 2019 and 2018, respectively	35,111	34,454
Additional paid-in capital	427,262	399,915
Retained earnings	789,958	636,708
Treasury stock, at cost, 1,457,206 shares held at December 31, 2019 and 2018	(37,768)	(37,768)
Accumulated other comprehensive loss	(108,139)	(101,846)
Total stockholders' equity	1,106,424	931,463
Noncontrolling interest	46,359	45,969
Total equity	1,152,783	977,432
Total liabilities and stockholders' equity	$1,639,384	$1,526,371